Exhibit 10.1
Ixia
2008 Executive Officer Bonus Plan
Ixia (“Ixia” or the “Company”) believes that a portion of each executive officer’s annual compensation should be directly related to the Company’s financial performance and such officer’s achievement of individual objectives. The 2008 Executive Officer Bonus Plan (“2008 Bonus Plan” or “this Plan”) is designed to motivate Ixia’s officers and to reward them for their continuing contributions to the Company’s business if, in 2008, the Company achieves certain financial results and such officers achieve their individual objectives. The Company believes that the achievement of these results and objectives is essential for the Company’s success. The effective date of the 2008 Bonus Plan is April 11, 2008 (the “Effective Date”).
2008 Bonus Plan
Each Eligible Officer (as defined below), by virtue of his or her continuing employment with Ixia, will be eligible to receive:
(i)	Annual Bonus: a bonus based on the Company’s financial performance as measured by the degree to which the Company achieves two pre-set financial targets for 2008 approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”); and
(ii)	Individual Bonus: a bonus based on his/her achievement in 2008 of individual business or strategic objectives approved by the Compensation Committee (upon the recommendation of the Company’s Chief Executive Officer in the case of all Eligible Officers other than the Chief Executive Officer).
The Annual Bonus and the Individual Bonus payable to an Eligible Officer will be calculated, in part, as a percentage of such Officer’s annual base salary of record in effect at December 31, 2008. In determining an Eligible Officer’s annual base salary of record, certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received under this Plan or otherwise, stock option or other equity incentive compensation, discretionary bonuses, disability benefits, sign-on bonuses, 401(k) Plan matching contributions, vacation cash outs, on call pay, and similar payments) will be excluded.
If an executive officer commences his/her employment as an Eligible Officer prior to October 1, 2008, then for purposes of determining the amount payable as an Annual Bonus or an Individual Bonus, an Officer’s annual base salary will be prorated based on the ratio of (i) the number of days that he/she serves as an Eligible Officer during 2008 to (ii) 360. An executive officer who commences his/her employment during the fourth calendar quarter of 2008 will not be eligible to receive either an Annual Bonus or an Individual Bonus under this Plan.
Eligible Officers
The following executive officers have been designated by the Compensation Committee as Eligible Officers for purposes of the 2008 Bonus Plan and will be eligible to participate in the 2008 Bonus Plan (all titles are positions with Ixia unless otherwise specified):
Chief Executive Officer and President
Chief Innovation Officer
Chief Financial Officer
Senior Vice President, Corporate Affairs and General Counsel
Senior Vice President, Product Development
Senior Vice President, Worldwide Sales
Vice President, Engineering Operations
Vice President, Operations

A person appointed as an executive officer after the Effective Date shall be eligible to participate in the 2008 Bonus Plan if he/she is expressly designated as an Eligible Officer under the 2008 Bonus Plan pursuant to a duly adopted Board of Directors or Compensation Committee resolution.
An Eligible Officer whose title changes after the Effective Date shall be entitled to continue to participate in the 2008 Bonus Plan on the same terms and conditions as applied immediately prior to such title change unless either (i) the terms of such Eligible Officer’s participation in the 2008 Bonus Plan are changed pursuant to a duly adopted Compensation Committee resolution; or (ii) the Compensation Committee amends this Plan to add the new title as an Eligible Officer in the Eligible Officer table above in which case such Officer shall participate at the bonus participation level corresponding to such new title.
In order to earn and be eligible to receive bonuses payable under the 2008 Bonus Plan, an Eligible Officer must be employed by Ixia or one of its subsidiaries as an Eligible Officer on the date on which such bonuses are paid, unless such requirement is waived by the Compensation Committee or pursuant to a duly adopted Compensation Committee resolution. An Eligible Officer who is on an approved leave of absence from the Company at any time during 2008 will, for purposes of determining eligibility under the 2008 Bonus Plan, be treated as being employed by the Company during such leave of absence.
Annual Bonuses
The Company’s consolidated revenues and Operating Income (as defined herein) for 2008 will be the two financial measures used for calculating the amount of Annual Bonuses payable under the 2008 Bonus Plan. For purposes of this 2008 Bonus Plan, “Operating Income” means the Company’s operating income from continuing operations calculated on a consolidated basis for the year ending December 31, 2008 after any bonuses payable under the 2008 Bonus Plan and the Company’s 2008 employee bonus plan (as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income). If any of the Company’s existing business units becomes a discontinued operation prior to January 1, 2009, then the consolidated revenue and/or Operating Income targets under the Plan may be amended by the Compensation Committee in its sole discretion.
The amount of an Eligible Officer’s Annual Bonus will be calculated by multiplying (i) the product of such Eligible Officer’s annual base salary of record at December 31, 2008 and the applicable Annual Bonus Percentage listed opposite such Eligible Officer’s title in the Bonus Participation Table below by (ii) the applicable Bonus Factor (as defined herein). The Bonus Factor will be equal to the average of the Revenue Bonus Factor and the Operating Income Bonus Factor as determined in accordance with Schedule A. Stated mathematically, the amount of an Annual Bonus payable to an Eligible Officer equals ((AxB)xC), where A = an Eligible Officer’s annual base salary of record at the end of 2008; B = the applicable Annual Bonus Percentage for such Eligible Officer; and C = the applicable Bonus Factor.
The amounts of the Company’s 2008 consolidated revenues and Operating Income will determine the applicable Bonus Factor. The Compensation Committee has supplementally approved levels of revenues and Operating Income for purposes of Schedule A. As indicated on Schedule A, the Company’s achievement of the minimum revenue target will result in a Revenue Bonus Factor of 25%, while higher revenues will result in higher Revenue Bonus Factors as set forth in Schedule A, up to a maximum Revenue Bonus Factor of 125%. The Revenue Bonus Factor will be 0% if the Company’s 2008 revenues are below the minimum revenue target. As also indicated on Schedule A, the Company’s achievement of the minimum Operating Income target will result in an Operating Income Bonus Factor of 50%, while higher Operating Income will result in higher Operating Income Bonus

Factors as set forth in Schedule A, up to a maximum Operating Income Bonus Factor of 125%. The Operating Income Bonus Factor will be 0% if the Company’s 2008 Operating Income is below the minimum Operating Income target. There will be a linear increase in the percentage amount of the Revenue Bonus Factor and the Operating Income Bonus Factor if the amount of 2008 revenues and/or 2008 Operating Income falls between any two amounts.
Except as otherwise provided herein, an Annual Bonus will be payable in one lump sum (subject to applicable withholding taxes and other deductions) within 30 days after the Company’s consolidated financial results for 2008 are publicly announced. An Eligible Officer who is on an approved leave of absence from the Company on the date on which Annual Bonuses are paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid his/her Annual Bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which the Annual Bonuses are paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will not be eligible to receive an Annual Bonus.
In the event the Company’s consolidated financial statements for 2008 are restated to reflect a less favorable financial condition or less favorable results of operations than previously determined and/or reported, the Compensation Committee has the absolute right in its discretion not to pay or to recover all or a portion of any bonus awarded to any Eligible Officer pursuant to the terms of this 2008 Bonus Plan.
Individual Bonuses
The percentage degree (0% to 100%) to which an Eligible Officer achieves his/her objectives for 2008 will be the measure for his/her 2008 Individual Bonus. The determination of the percentage degree to which an Eligible Officer achieves his/her objectives will be made by the Compensation Committee not later than February 15, 2009.
The amount of a bonus payable as an Individual Bonus will be calculated by multiplying (i) the product of an Eligible Officer’s annual base salary of record at December 31, 2008 and the Individual Bonus Percentage listed opposite such Officer’s title in the Bonus Participation Table below by (ii) the percentage degree to which it is determined that such Eligible Officer has achieved his/her objectives for 2008.
Except as otherwise provided herein, an Individual Bonus will be payable in one lump sum (subject to applicable withholding taxes and other deductions) within 30 days of the determination of the percentage degree to which the Eligible Officer has achieved his/her objectives. An Eligible Officer who is on an approved leave of absence from the Company on the date on which Individual Bonuses are paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid his/her Individual Bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which Individual Bonuses are paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will forfeit his/her right to any Individual Bonus to which he/she may otherwise be entitled for 2008.
Bonus Participation Levels
For purposes of determining an Eligible Officer’s Annual Bonus or Individual Bonus under the 2008 Bonus Plan, the 2008 Bonus Opportunity, Annual Bonus Percentage, and Individual Bonus Percentage for each of the Eligible Officers identified below will be as follows:

Bonus Participation Table

	2008	Annual	Individual
	Bonus	Bonus	Bonus
Title	Opportunity	Percentage	Percentage
Chief Executive Officer and President	100%	75%	25%
Chief Innovation Officer	60	45	15
Chief Financial Officer	60	45	15
Senior Vice President, Corporate Affairs and General Counsel	60	45	15
Senior Vice President, Product Development	60	45	15
Senior Vice President, Worldwide Sales	60	45	15
Vice President, Engineering Operations	60	45	15
Vice President, Operations	60	45	15
     Additional Bonuses:
In addition to bonuses payable under the 2008 Bonus Plan, additional bonuses may also be paid by the Company, but only upon the express approval of the independent members of the Board of Directors in their sole discretion.
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Schedule A
2008 Revenue Bonus Factor Matrix

	Revenue Targets(1)	Revenue
	(in thousands)	Bonus Factor(1)
Maximum	$(2)	125%
	(2)	100
	(2)	75
	(2)	60
	(2)	50
Minimum	(2)	25
2008 Operating Income Bonus Factor Matrix

	Operating Income Targets(1)	Operating Income
	(in thousands)	Bonus Factor(1)
Maximum	$(2)	125%
	(2)	100
	(2)	75
	(2)	60
Minimum	(2)	50

(1)	For performance between two Revenue or Operating Income targets, the Revenue Bonus Factor and the Operating Income Bonus Factor shall be interpolated linearly.

(2)	The Compensation Committee has supplementally established levels of Revenue and Operating Income for purposes of this Schedule A.